Exhbit 23.1

                          Independent Auditor's Consent


We consent to the incorporation by reference in Registration Statement No. 333-444605 on Form S-8 of our report relating to the Merisel, Inc. 401(k) Retirement Savings Plan dated June16, 2000, appearing in this Annual Report on Form 11-K of the Merisel, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 1999.

Deloitte and Touche, LLP
Los Angeles, California

June 30, 2000